Exhibit 4.7

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

INCARA PHARMACEUTICALS CORPORATION

WARRANT TO PURCHASE 50,000,000 SHARES OF COMMON STOCK

September 16, 2003	Warrant No. CO - 34

For value received, Incara Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby certifies that Goodnow Capital, L.L.C., or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of warrants (the “Warrants”) to subscribe for and purchase Fifty Million (50,000,000) shares (as adjusted pursuant to the next two paragraphs and Section 3 hereof, the “Warrant Shares”) of the fully paid and nonassessable common stock, par value $0.001 per share (the “Common Stock”), of the Company, at any time on or prior to the Expiration Date (as defined below) at a purchase price per share initially equal to Ten Cents ($0.10) (the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. For purposes of this Warrant, “Expiration Date” shall mean 5:00 P.M., Eastern Time, on the date on which the Merger is consummated, if at all, but in no event after 5:00 P.M., Eastern Time, on September 16, 2008.

This Warrant, together with the Company Warrant, are the Warrants referred to in that certain Debenture and Warrant Purchase Agreement (the “Purchase Agreement”; capitalized terms not expressly defined herein shall have the meaning assigned to such terms in the Purchase Agreement), dated as of September 16, 2003, by and among the Company, Incara, Inc., a Delaware corporation and\ a wholly owned subsidiary of the Company (“Incara Sub”), and the initial Holder. The number of Warrant Shares then purchasable hereunder shall be reduced, share for share, by the number of shares of Company Common Stock that are actually upon (i) exercise of the Company Warrant and (ii) conversion of the Debenture.

To the extent of any cash payment made under the Bridge Note, whether by the Company, Incara Sub, Aeolus or any third party, which is not converted by the initial Holder into shares of Parent Common Stock in accordance with the terms of the Parent Guaranty, the number of Warrant Shares then purchasable hereunder shall be increased by an amount determined by dividing the amount of any such payment by the then-existing Warrant Price. The adjustment provided for in the immediately preceding sentence shall be made successively with each and every cash payment made under the Bridge Note, whether by the Company, Incara Sub, Aeolus or any third party, that is not converted by the initial Holder into shares of Parent Common Stock in accordance with the terms of the Parent Guaranty.

Section 1. Exercise; Restrictions and Limitations on Exercise; Specific Performance; Termination of Warrant.

(a) Method of Exercise; Payment; Issuance of New Warrant.

(i) Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part and from time to time, by the surrender of this Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, and the payment by the Holder by cash, certified check payable to the Company or wire transfer of immediately available funds to an account designated to the exercising Holder by the Company of an amount equal to the then applicable Warrant Price multiplied by the number of Warrant Shares then being purchased. On the date on which the Holder shall have satisfied in full the Holder’s obligations set forth herein regarding an exercise of this Warrant (provided such date is prior to the Expiration Date), the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date.

(ii) In the event of any exercise of the rights represented by this Warrant, certificates for the whole number of shares of Common Stock so purchased shall be delivered to the Holder (or such other person or persons as directed by the Holder) as promptly as is reasonably practicable (but not later than three (3) Business Days) after such exercise at the Company’s expense, and, unless this Warrant has been fully exercised, a new Warrant representing the whole number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as reasonably practicable thereafter (but not later than three (3) Business Days) after such exercise.

(b) Specific Performance. In the event the Company refuses to honor its obligations to issue shares of Common Stock to the Holder upon exercise of this Warrant in accordance with the terms hereof, the Holder shall, in addition to any of its other remedies, be entitled to the remedy of specific performance in a summary proceeding before a court of competent jurisdiction.

(c) Termination of Exercise Rights. The right of the Holder to exercise this Warrant shall terminate on the Expiration Date.

(d) Additional Restrictions on Exercise. Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on exercise or conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this Section 1(d) is being made, would result in beneficial ownership by the Holder and its Affiliates of more than 74.99% of the then outstanding shares of Common Stock. For purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such sentence. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended.

Section 2. Reservation of Shares; Stock Fully Paid; Listing. The Company shall keep reserved a sufficient number of shares of the authorized and unissued shares of Common Stock to provide for the exercise of the rights of purchase represented by this Warrant in compliance with its terms, without regard to the restrictions in Section 1(d); provided, however, the Company shall not be required to increase its authorized capital stock unless the Merger is not consummated by December 24, 2003. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Warrant Price therefor in accordance with the terms of this Warrant, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Company shall during all times prior to the Expiration Date when the shares of Common Stock issuable upon the exercise of this Warrant (without regard to the restrictions in Section 1(d)) are authorized for listing or quotation on any national securities exchange (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be), keep the shares of Common Stock issuable upon the exercise of this Warrant authorized for listing or quotation on such national securities exchange (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be).

Section 3. Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) If the Company shall at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then the number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Company so that the Holder thereafter exercising this Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if this Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been proportionally adjusted to reflect such event. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any recapitalization, reclassification or reorganization of the capital stock of the Company (other than a change in par value or a subdivision or combination as provided for in Section 3(a) above) shall be effected in such a manner (including, without limitation, in connection with a consolidation or merger in which the Company is the continuing corporation), that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (a “Reorganization”), then, as a condition of such Reorganization, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Reorganization, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The provisions of this Section 3(b) shall similarly apply to successive Reorganizations.

(c) If any consolidation or merger of the Company with another entity in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity shall be effected, then, as a condition of such consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable, in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity shall assume, in a valid, binding and enforceable writing, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 3(c) shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.

(d) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock of evidences of indebtedness or assets (other than dividends or distributions referred to in Section 3(a) hereof), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Fair Market Value per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the board of directors of the Company (the “Board”) in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Fair Market Value per share of Common Stock immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed. For purposes of this Warrant, the “Fair Market Value” of a share of Common Stock as of a particular date (the “Valuation Date”) shall mean the following: (v) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (w) if the Common Stock is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (x) if the Common Stock is then included in the Over-the-Counter Bulletin Board, the closing sale price of one share of Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (y) if the Common Stock is then included in the “pink sheets”, the closing sale price of one share of Common Stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; or (z) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the Over-the-Counter Bulletin Board or the “pink sheets”, the Fair Market Value of one share of Common Stock as of the Valuation Date shall be determined in good faith by the Board and the Holder.

(i) In the event that any dividend or distribution for which this Section 3(d) would require an adjustment is not so paid or made, the Warrant Price shall be adjusted to be the Warrant Price which would then be in effect if such dividend or distribution had not been declared.

(ii) In the event that the Company implements a new shareholder rights plan, such rights plan shall provide that upon exercise of this Warrant the Holder will receive, in addition to the Common Stock issuable upon such exercise, the rights issued under such rights plan (as if the Holder had exercised this Warrant prior to implementing the rights plan and notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of exercise). Any distribution of rights or warrants pursuant to a shareholder rights plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants for the purposes of this Section 3(d).

(e) An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(f) In the event that, as a result of an adjustment made pursuant to this Section 3, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(g) Except as provided in Section 3(h) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of Sections 3(g)(i) through 3(g)(vi) hereof, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Warrant Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a Warrant Price determined as follows:

Adjusted Warrant Price = (A x B) + D

A+C

where

A = the number of shares of Common Stock outstanding (including any Additional Shares of Common Stock (as defined below) immediately preceding such Trigger Issuance);

B = the Warrant Price in effect immediately preceding such Trigger Issuance;

C = the number of Additional Shares of Common Stock (as adjusted for stock splits, stock combinations, recapitalizations, and dividends and the like) outstanding or deemed outstanding hereunder as a result of such Trigger Issuance; and

D = the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance.

For purposes of this Section 3(g), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3(g), other than issuances excluded by Section 3(h) hereof.

For purposes of this Section 3(g), the following Sections 3(g)(i) to 3(g)(vi) shall also be applicable (subject, in each such case, to the provisions of Section 3(h) hereof):

(i) Issuance of Rights or Options. In case at any time the Company shall in any manner grant any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z) in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price. Except as otherwise provided in Section 3(g)(iii), no adjustment of the Warrant Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the Company shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price, provided that (C) except as otherwise provided in Section 3(g)(iii), no adjustment of the Warrant Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (D) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of Section 3(g).

(iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (A) the purchase price provided for in any Option referred to in Section 3(g)(i) hereof, (B) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 3(g)(i) or 3(g)(ii), or (C) the rate at which Convertible Securities referred to in Sections 3(g)(i) or 3(g)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such event shall forthwith be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash or for a consideration including cash and such other consideration, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(v) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. If the Company shall have taken a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 3(g).

(h) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Warrant Price in the case of the issuance of (i) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to any employee benefit plans or programs approved by the Board or any committee thereof, (ii) shares of Common Stock upon the conversion or exercise of Options or Convertible Securities outstanding on September 16, 2003, and (iii) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution payable pro rata to all holders of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Warrant Price pursuant to the other provisions of this Warrant).

(i) Upon each adjustment in the Warrant Price pursuant to this Section 3, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the Warrant Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Warrant Price immediately thereafter.

(j) With each adjustment pursuant to this Section 3, the Company shall deliver a certificate signed by its chief financial or executive officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, which shall be mailed by first class mail, postage prepaid to the Holder.

Section 4. Transfer Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.

Section 5. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 6. Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise, and in lieu of any such fractional shares the Company shall make a cash payment therefor to the Holder (or such other person or persons as directed by the Holder) based on the Fair Market Value of a share of Common Stock on the date of exercise of this Warrant.

Section 7. Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the 1933 Act, or the rules and regulations promulgated thereunder, or any state’s securities laws. All Warrants Shares issued upon exercise of this Warrant (unless registered under the 1933 Act or eligible for resale under Rule 144(k) of the 1933 Act) shall be stamped or imprinted with a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 8. Rights as a Stockholder. Except as expressly provided in this Warrant, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock, or any other securities of the Company, which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Section 9. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Holder, and such change, waiver, discharge or termination shall be binding on any future Holder.

Section 10. Notices. Unless otherwise specifically provided herein, all communications under this Warrant shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to a number provided to a party specifically for such purposes and the sending party receives confirmation of the completion of such transmission, (c) on the Business Day after delivery to Federal Express or similar overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated in Section 11.4 of the Purchase Agreement. Any party hereto may change its address for purposes of this Section 10 by giving the other party written notice of the new address in the manner set forth herein.

Section 11. Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 12. Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the co-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13. Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Section 14. No Impairment of Rights. The Company will not, by amendment of its Certificate of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against material impairment.

Section 15. Assignment. A Holder may transfer its rights hereunder, in whole or in part, to any other person provided that written notice is given to the Company of any such transfer and such transfer is in accordance with applicable law. Upon receipt by the Company of notice by a Holder of a transfer of any portion of this Warrant and satisfaction of the requirements contained in the restrictive legend appearing on the first page of this Warrant, the Company shall promptly deliver to a transferee a Warrant in the form hereof exercisable for the number of Warrant Shares the right of which to purchase has been transferred. In addition to, and not in limitation of, the foregoing, a Holder that is a corporation, a partnership or a limited liability company, may distribute any portion of this Warrant or any warrant issued pursuant to the terms hereof to its respective shareholders, partners or members.

[Signature on Next Page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

INCARA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Parent Warrant - Signature Page]